                                                                   EXHIBIT 3.1.8

                   CERTIFICATE OF DESIGNATION OF VOTING POWER,
              DESIGNATION PREFERENCES AND RELATIVE, PARTICIPATING,
              OPTIONAL AND OTHER SPECIAL RIGHTS AND QUALIFICATIONS,
                LIMITATIONS AND RESTRICTIONS OF 13 1/2% SERIES E
                    SENIOR REDEEMABLE EXCHANGEABLE PREFERRED
                 STOCK DUE 2010 OF NEXTLINK COMMUNICATIONS, INC.

                    -----------------------------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                    -----------------------------------------



              NEXTLINK Communications, Inc., a Delaware corporation (the "Company") certifies that pursuant to the authority contained in Section 3 of its Amended and Restated Certificate of Incorporation, as amended from time to time (the "Certificate of Incorporation"), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the "DGCL"), the Board of Directors of the Company has duly approved and adopted the following resolution on June 13, 2000 (the "Resolution"):

              RESOLVED, that pursuant to the authority vested in the Board of Directors by Section 3 of the Corporation's Certificate of Incorporation, and
Section 151 of the DGCL, the Board of Directors does hereby designate, create, authorize and provide for the issue of one series of preferred stock having a par value of $0.01 per share, which shall be designated as 13% Series E Senior Redeemable Exchangeable Preferred Stock due 2010 (the "Exchangeable Preferred Stock") consisting of 295,000 shares having the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution and as follows:

1.            CERTAIN DEFINITIONS.

              Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

              "Acquired Debt" means, with respect to any specified Person, (i) Debt of any other Person existing at the time such Person merges with or into or consolidates with or becomes a Restricted Subsidiary of such specified Person and (ii) Debt secured by a Lien encumbering any asset acquired by such specified Person, which Debt was not Incurred in anticipation of, and was outstanding prior to, such merger, consolidation or acquisition.

              "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of thi` definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

              "Applicable Redemption Price" means a price per share equal to the redemption prices specified below (expressed as percentages of the Liquidation Preference thereof), in each case together with accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial dividend period) and Liquidated Damages, if any, to the date of redemption if redeemed during the 12-month period commencing on June 1 of each of the years set forth below:

                  2003                                   106.75%
                  2004                                   105.40%
                  2005                                   104.05%
                  2006                                   102.70%
                  2007                                   101.35%
                  2008 and thereafter                    100.00%

              "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of: (i) any Capital Stock of any Restricted Subsidiary; (ii) all or substantially all of the properties and assets of any division or line of business of the Company or its Restricted Subsidiaries; or (iii) any other properties or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business.

              "Bank Credit Agreement" means any one or more credit agreements (which may include or consist of revolving credits) between the Company or any Restricted Subsidiary of the Company and one or more banks or other financial institutions providing financing for the business of the Company and its Restricted Subsidiaries.

              "Board of Directors" means either the board of directors of the Company or a Relevant Entity or any duly authorized committee of that Board. "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company or a Relevant Entity to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification.

              "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles (a "Capital Lease"). The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

              "Capital Stock" means (i) with respect to any Person that is a corporation, and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

              "Change of Control" means the occurrence of any of the following events: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election to such board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such board of directors then in office; (iii) the Company consolidates with or merges with or into any Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates with or merges into or with the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Company is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company or where no "person" or "group" owns, immediately after such transaction, directly or indirectly, more than 50% of the total outstanding Voting Stock of the surviving corporation); or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under Section 9(d).

              "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the Issue Date such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act then the body performing such duties at such time.

              "Common Equity" of any Person means Capital Stock of such Person that is not Disqualified Stock, and a "sale of Common Equity" includes any sale of Common Equity effected by private sale or public offering.

              "Company" means NM Acquisition Corp., as successor by merger to Concentric Network Corporation and NEXTLINK Communications, Inc. until a successor Person shall have become such and thereafter "Company" shall mean such successor Person.

              "Consolidated" means, consolidated in accordance with GAAP.

              "Consolidated Capital Ratio" of any Person as of any date means the ratio of (i) the aggregate consolidated principal amount of Debt (or in the case of Debt issued at a discount the accreted amount thereof) of such Person then outstanding (which amount of Debt shall be reduced by any amount of cash or cash equivalent collateral securing on a perfected basis and dedicated for disbursement exclusively to the payment of principal of and interest on such Debt) to (ii) the aggregate consolidated Capital Stock (other than Disqualified Stock) and paid in capital (other than in respect of Disqualified Stock) of such Person as of such date.

              "Consolidated Cash Flow Available for Fixed Charges" for any period means the Consolidated Net Income of the Relevant Entity and its Restricted Subsidiaries for such period increased by the sum of (i) Consolidated Interest Expense of the Relevant Entity and its Restricted Subsidiaries for such period, plus (ii) Consolidated Income Tax Expense of the Relevant Entity and its Restricted Subsidiaries for such period, plus (iii) the consolidated depreciation and amortization expense included in the income statement of the Relevant Entity and its Restricted Subsidiaries for such period, plus (iv) any noncash expense for such period (excluding any noncash charge to the extent that it requires an accrual of or a reserve for cash disbursements in any future period), plus (v) any charge related to any premium or penalty paid in connection with redeeming or retiring any Debt prior to its stated maturity; PROVIDED, HOWEVER, that there shall be excluded therefrom the Consolidated Cash Flow Available for Fixed Charges (if positive) of any Restricted Subsidiary of the Relevant Entity (calculated separately for such Restricted Subsidiary in the same manner as provided above for the Relevant Entity) that is subject to a restriction which prevents the payment of dividends or the making of distributions to the Relevant Entity or another Restricted Subsidiary of the Relevant Entity to the extent of such restriction.

              "Consolidated Income Tax Expense" for any period means the consolidated provision for income taxes of the Relevant Entity and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles.

              "Consolidated Interest Expense" means for any period the consolidated interest expense included in a consolidated income statement (excluding interest income) of the Relevant Entity and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the amortization of Debt discounts; (ii) any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities; (iii) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements; (iv) Preferred Dividends of the Relevant Entity and its Restricted Subsidiaries (other than dividends paid in shares of Preferred Stock that is not Disqualified Stock) declared and paid or payable;
(v) accrued Disqualified Stock dividends of the Relevant Entity and its Restricted Subsidiaries, whether or not declared or paid; (vi) interest on Debt guaranteed by the Relevant Entity and its Restricted Subsidiaries; and (vii) the portion of any Capital Lease Obligation paid or accrued during such period that is allocable to interest expense.

              "Consolidated Net Income" for any period means the consolidated net income (or loss) of the Relevant Entity and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles; PROVIDED that there shall be excluded therefrom
(a) the net income (or loss) of any Person acquired by the Relevant Entity or a Restricted Subsidiary of the Relevant Entity in a pooling-of-interests transaction for any period prior to the date of such transaction, (b) the net income (or loss) of any Person that is not a Restricted Subsidiary of the Relevant Entity except to the extent of the amount of dividends or other distributions actually paid to the Relevant Entity or a Restricted Subsidiary of the Relevant Entity by such Person during such period, (c) gains or losses on Asset Dispositions by the Relevant Entity or its Restricted Subsidiaries, (d) all extraordinary gains and extraordinary losses, (e) the cumulative effect of changes in accounting principles, (f) non-cash gains or losses resulting from fluctuations in currency exchange rates, (g) any non-cash gain or loss realized on the termination of any employee pension benefit plan and (h) the tax effect of any of the items described in clauses (a) through (g) above; PROVIDED, FURTHER, that for purposes of any determination pursuant to the provisions of Paragraph 9(c) there shall further be excluded therefrom the net income (but not net loss) of any Restricted Subsidiary of the Relevant Entity that is subject to a restriction which prevents the payment of dividends or the making of distributions to the Relevant Entity or another Restricted Subsidiary of the Relevant Entity to the extent of such restriction.

              "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to Disqualified Stock of such Person; PROVIDED that, with respect to the Relevant Entity, adjustments following the Merger Effective Date to the accounting books and records of the Company in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of the Company by another Person shall not be given effect to.

              "corporation" means a corporation, association, company, limited liability company, joint-stock company or business trust.

              "Currency Hedging Arrangements" means one or more of the following agreements which shall be entered into by one or more financial institutions: foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values.

              "Debentures" means the Exchange Debentures and the New Exchange Debentures.

              "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including any such obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase in the ordinary course of business which are not overdue or which are being contested in good faith),
(v) every Capital Lease Obligation of such Person, (vi) all Receivables Sales of such Person, together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith, (vii) all obligations to redeem Disqualified Stock issued by such Person, (viii) every obligation under Interest Rate or Currency Protection Agreements of such Person and (ix) every obligation of the type referred to in clauses (i) through (viii) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed. The "amount" or "principal amount" of Debt at any time of determination as used herein represented by (a) any Debt issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles, (b) any Receivables Sale, shall be the amount of the unrecovered capital or principal investment of the purchaser (other than the Company or a Wholly-Owned Restricted Subsidiary of the Company) thereof, excluding amounts representative of yield or interest earned on such investment, (c) any Disqualified Stock, shall be the maximum fixed redemption or repurchase price in respect thereof, (d) any Capital Lease Obligation, shall be determined in accordance with the definition thereof, or
(e) any Permitted Interest Rate or Currency Protection Agreement, shall be zero. In no event shall Debt include any liability for taxes."

              "Disqualified Stock" of any Person means any Capital Stock of such Person (other than Capital Stock outstanding on the Merger Effective Date) which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Mandatory Redemption Date (or, if earlier, the date as of which the Exchangeable Preferred Stock is no longer outstanding); PROVIDED, HOWEVER, that any Preferred Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Preferred Stock upon the occurrence of an asset sale or a Change of Control occurring prior to the Mandatory Redemption Date shall not constitute Disqualified Stock if the change of control provisions applicable to such Preferred Stock are no more favorable to the holders of such Preferred Stock than the provisions applicable to the Exchangeable Preferred Stock contained in Paragraph 8 and such Preferred Stock specifically provides that the Company will not repurchase or redeem any such stock pursuant to such provisions prior to the Company's repurchase of such Exchangeable Preferred Stock as are required to be repurchased pursuant to Paragraph 8.

              "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A-3" or higher, "A" or higher or "A" or higher according to Moody's Investors Service, Inc., Standard & Poor's Ratings Group or Duff & Phelps Credit Rating Co. (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)) respectively, at the time as of which any investment or rollover therein is made.

              "Eligible Receivables" means, at any time, Receivables of the Relevant Entity and its Restricted Subsidiaries, as evidenced on the most recent quarterly consolidated balance sheet of the Company as at a date at least 45 days prior to such time arising in the ordinary course of business of the Company or any Restricted Subsidiary of the Company.

              "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations thereunder.

              "Exchange Debentures" means the Company's 13 1/2% Series A Senior Subordinated Debentures due 2010, issuable in exchange for the Exchangeable Preferred Stock.

              "Exchange Offer" means the exchange offer of the New Exchange Debentures for the Exchange Debentures, pursuant to the Registration Rights Agreement.

              "Existing Senior Notes" means the Company's 12 3/4% Senior Notes due 2007.

              "Existing Senior Notes Indenture" means the Indenture governing the Company's 12 3/4% Senior Notes due 2007, as may be amended from time to time.

              "Existing Senior Notes Maturity Date" means the earlier of: (i) the "Stated Maturity" of the principal of the Existing Senior Notes as such term is used for the purpose of determining whether "Capital Stock" constitutes "Indebtedness" (as such terms are defined in the Existing Senior Notes Indenture) under the Existing Senior Notes Indenture or (ii) December 15, 2007.

              "Fair Market Value" means, with respect to any asset or property, the sale value that would be reasonably expected to be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the board of directors of the Company acting in good faith and shall be evidenced by a resolution of the board of directors.

              "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, which are in effect on the Issue Date.

              "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States is pledged and which have a remaining weighted average life to maturity of not more than 18 months from the date of Investment therein.

              "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt,
(ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); PROVIDED, HOWEVER, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business; and PROVIDED, FURTHER, that the incurrence by a Restricted Subsidiary of the Company of a lien permitted under clause (iv) of the second paragraph of Paragraph 9(e) shall not be deemed to constitute a Guarantee by such Restricted Subsidiary of any Purchase Money Debt of the Company secured thereby.

              "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation including by acquisition of Subsidiaries or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); PROVIDED, HOWEVER, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt and that neither the accrual of interest nor the accretion of original issue discount shall be deemed an Incurrence of Debt; PROVIDED, FURTHER, HOWEVER, that the Company may elect to treat all or any portion of revolving credit debt of the Company or a Subsidiary as being incurred from and after any date beginning the date the revolving credit commitment is extended to the Company or a Subsidiary and any borrowings or reborrowings by the Company or a Subsidiary under such commitment up to the amount of such commitment designated by the Company as Incurred shall not be deemed to be new Incurrences of Debt by the Company or such Subsidiary.

              "Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (unless the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (iv) all obligations under Interest Rate Agreements, Currency Hedging Agreements or Commodity Price Protection Agreements of such Person, (v) all Capital Lease Obligations of such Person, (vi) all Indebtedness referred to in clauses (i) through (v) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness,
(vii) all Disqualified Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accumulated and unpaid dividends, and (viii) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (i) through (vii) above. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Certificate of Designation, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer of such Disqualified Stock. In no event shall "Indebtedness" include any trade payable or other current liabilities arising in the ordinary course of business. The amount of any item of Indebtedness shall be the amount of such Indebtedness properly classified as a liability on a balance sheet prepared in accordance with GAAP.

              "Interest Rate or Currency Protection Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.

              "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any payment on a Guarantee of any obligation of such other Person, but excluding any loan, advance or extension of credit to an employee of the Company or any of its Restricted Subsidiaries in the ordinary course of business, accounts receivable and other commercially reasonable extensions of trade credit.

              "Joint Venture" means a corporation, partnership or other entity engaged in one or more Telecommunications Businesses (which shall include for purposes of this definition of "Joint Venture" all business in which the Relevant Entity or any of its Subsidiaries was engaged on the Merger Effective Date (after giving effect to the Merger); provided that, as used in this definition of "Joint Venture," the determination of what constitutes a "Telecommunications Business" shall be made in good faith by the Board of directors, which determination shall be conclusive) as to which the Company (directly or through one or more Restricted Subsidiaries) exercises managerial control and in which the Company owns (i) a 50% or greater interest, or (ii) a 30% or greater interest, together with options or other contractual rights, exercisable not more than seven years after the Company's initial Investment in such Joint Venture, to increase its interest to not less than 50%.

              "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, Receivables Sale, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

              "Marketable Securities" means: (i) Government Securities; (ii) any time deposit account, money market deposit and certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (iii) commercial paper maturing not more than 365 days after the date of acquisition issued by a corporation (other than an Affiliate of the Company) with a rating, at the time as of which any investment therein is made, of "P-1" or higher according to Moody's Investors Service, Inc., "A-1" or higher according to Standard & Poor's Ratings Group or "A-1" or higher according to Duff & Phelps Credit Rating Co. (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); (iv) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution; (v) repurchase obligations with a term of not more than 7 days for Government Securities entered into with an Eligible Institution; (vi) auction-rate preferred stocks of any corporation maturing within 90 days after the date of acquisition by the Company thereof, having a rating of at least AA by Standard & Poor's; and (vii) any fund investing exclusively in investments of the types described in clauses (i) through (vi) above.

              "Merger" means the merger of Concentric Network Corporation and NEXTLINK with and into NM Acquisition Corp. pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of May, 2000, by and among Concentric Network Corporation, NEXTLINK, Eagle River Investments, L.L.C., Craig O. McCaw and the Company, as such agreement may be amended.

              "Merger Effective Date" means the date on which the Merger becomes effective.

              "Net Cash Proceeds" means with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to in Section 9(b) the proceeds of such issuance or sale in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale (or conversion in the case of debt securities or Capital Stock that have been converted) and net of taxes paid or payable as a result thereof.

              "New Exchange Debentures" means the 13 1/2% Series B Senior Subordinated Debentures due 2010 of the Company issued pursuant to the Exchange Offer.

              "NEXTLINK" means NEXTLINK Communications, Inc. a Delaware corporation, prior to the Merger.

              "Permitted Interest Rate or Currency Protection Agreement" of any Person means any Interest Rate or Currency Protection Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred and which shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby and not for purposes of speculation.

              "Permitted Investment" means (i) any Investment in a Joint Venture (including the purchase or acquisition of any Capital Stock of a Joint Venture), provided the aggregate amount of all outstanding Investments pursuant to this clause (i) in Joint Ventures in which the Company owns, directly or indirectly, a less than 50% interest shall not exceed $25 million, (ii) any Investment in any Person as a result of which such Person becomes a Restricted Subsidiary, or, subject to the proviso to clause (i) of this definition, becomes a Joint Venture of the Company, (iii) any Investment in Marketable Securities, (iv) Investments in Permitted Interest Rate or Currency Protection Agreements, (v) Investments made as a result of the receipt of noncash consideration from a sale of assets and (vi) other Investments in an aggregate amount not to exceed the aggregate net proceeds received by the Company or any Restricted Subsidiary after the Merger Effective Date from the sale or liquidation of any Unrestricted Subsidiary or any interest therein (except to the extent that any such amount is included in the calculation of Consolidated Net Income).

              "Permitted Liens" means (a) Liens for taxes, assessments, governmental charges or claims which are not yet delinquent or which are being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made therefor; (b) other Liens incidental to the conduct of the Company's and its Restricted Subsidiaries' business or the ownership of its property and assets not securing any Debt, and which do not in the aggregate materially detract from the value of the Company's and its Restricted Subsidiaries' property or assets when taken as a whole, or materially impair the use thereof in the operation of its business; (c) Liens with respect to assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company to secure Debt owing to the Company; (d) pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of statutory obligations (including to secure government contracts); (e) deposits made to secure the performance of tenders, bids, leases, and other obligations of like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (f) zoning restrictions, servitudes, easements, rights-of-way, restrictions and other similar charges or encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or its Restricted Subsidiaries;
(g) Liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary is prosecuting an appeal or proceeding for review and the Company or such Restricted Subsidiary is maintaining adequate reserves in accordance with generally accepted accounting principles; (h) any interest or title of a lessor in the property subject to any lease other than a Capital Lease; and (i) any statutory warehousemen's, materialmen's or other similar Liens for sums not then due and payable (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained to the extent required by generally accepted accounting principles).

              "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

              "Preferred Dividends" for any Person means for any period the quotient determined by dividing the amount of dividends and distributions paid or accrued (whether or not declared) on Preferred Stock of such Person during such period calculated in accordance with generally accepted accounting principles, by 1 minus the maximum statutory income tax rate then applicable to the Company (expressed as a decimal).

              "preferred stock" means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.

              "Public Equity Offering" means an underwritten offering of common stock of the Company with gross proceeds to the Company of at least $25.0 million pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

              "Purchase Money Debt" means (i) Acquired Debt Incurred in connection with the acquisition of Telecommunications Assets and (ii) Debt of the Company or of any Restricted Subsidiary of the Company (including, without limitation, Debt represented by Bank Credit Agreements, Capital Lease Obligations, Vendor Financing Facilities, mortgage financings and purchase money obligations) Incurred for the purpose of financing all or any part of the cost of construction, acquisition or improvement by the Company or any Restricted Subsidiary of the Company or any Joint Venture of any Telecommunications Assets of the Company, any Restricted Subsidiary of the Company or any Joint Venture, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

              "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money in respect of the sale of goods or services.

              "Receivables Sale" of any Person means any sale of Receivables of such Person (pursuant to a purchase facility or otherwise), other than in connection with a disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for purpose of collection and not as a financing arrangement.

              "Registration Rights Agreement" means the Registration Rights Agreement between the Company and the Initial Purchasers.

              "Related Person" of any Person means any other Person directly or indirectly owning (a) 10% or more of the issued and outstanding Common Equity of such Person (or, in the case of a Person that is not a corporation, 10% or more of the equity interest in such Person) or (b) 10% or more of the combined voting power of the Voting Stock of such Person.

              "Relevant Entity" means NEXTLINK prior to the consummation of the Merger and the Company after the consummation of the Merger.

              "Restricted Subsidiary" of the Company or the Relevant Entity, as applicable, means any Subsidiary, whether existing on or after the Merger Effective Date with respect to the Company, or prior to the Merger Effective Date with respect to the Relevant Entity, unless such Subsidiary is an Unrestricted Subsidiary.

              "Securities Act" means the Securities Act of 1933, as amended, or any successor statute.

              "Strategic Investor" means any Person which is (or a controlled Affiliate of any Person which is or a controlled Affiliate of which is) engaged principally in the

Telecommunications Business and which has a Total Market Capitalization of at least $1.0 billion.

              "Subsidiary" of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

              "Telecommunications Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business.

              "Telecommunications Business" means the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) creating, developing or marketing communications related network equipment, software and other devices for use in a Telecommunication Business or (iii) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in (i) or (ii) above and shall, in any event, include all businesses in which the Company or any of its Subsidiaries are engaged on the Issue Date; PROVIDED that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors, which determination shall be conclusive.

              "Total Market Capitalization" of any Person means, as of any day of determination, the sum of (a) the consolidated Indebtedness of such Person and any Subsidiaries on such day, plus (b) the product of (i) the aggregate number of outstanding shares of common stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such Person) and (ii) the average closing price of such common stock over the 10 consecutive Trading Days ending not earlier than 10 Trading Days immediately prior to such date of determination, plus (c) the liquidation value of any outstanding shares of preferred stock of such Person on such day. If no such closing price exists with respect to shares of any such class, the value of such shares for purposes of clause (b) of the preceding sentence shall be determined by the Board in good faith and evidenced by a resolution of the Board to be made available to the holders of Exchangeable Preferred Stock through the Transfer Agent. Notwithstanding the foregoing, unless the Person's Common Stock is listed on any national securities exchange or on the Nasdaq National Market, the "Total Market Capitalization" of the Person shall mean, as of any day of determination, the enterprise value (without duplication) of the Person and any subsidiaries (including the fair market value of their debt and equity), as determined by an independent banking firm of national standing with experience in such valuations and evidenced by a written opinion in customary form to be made available to the holders of Exchangeable Preferred Stock through the Transfer Agent; provided that for purposes of any such determination, the enterprise value of the Person shall be calculated as if the Person were a publicly held corporation without a controlling stockholder. For purposes of any such determination, such banking firm's written opinion may state that such fair market value is no less than a specified amount and such opinion may be as of a date no earlier than 90 days prior to the date of such determination.

              "Trading Day" with respect to a securities exchange or automated quotation system means a day on which such exchange or system is open for a full day of trading.

              "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended, or any successor statute.

              "Unrestricted Subsidiary" means (1) any Subsidiary of the Company designated as such by the Board of Directors as set forth below where (a) neither the Company nor any of its other Subsidiaries (other than another Unrestricted Subsidiary) (i) provides credit support for, or Guarantee of, any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or (ii) is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary, and (b) no default with respect to any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company and its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary, PROVIDED that either (x) the Subsidiary to be so designated has total assets of $1,000 or less or (y) immediately after giving effect to such designation, the Company could Incur at least $1.00 of additional Debt pursuant to the first paragraph of Paragraph 9(a) and PROVIDED, FURTHER, that the Company could make a Restricted Payment in an amount equal to the greater of the fair market value and the book value of such Subsidiary pursuant to Paragraph 9(c) and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the aggregate amount available for Restricted Payments thereunder. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, PROVIDED that if such Unrestricted Subsidiary has Debt outstanding at such time, either (a) immediately after giving effect to such designation, the Company could Incur at least $1.00 of additional Debt pursuant to the first paragraph of Paragraph 9(a) or (b) the Company or such Restricted Subsidiary could Incur such Debt hereunder (other than as Acquired Debt).

              "Vendor Financing Facility" means any agreements between the Company or a Restricted Subsidiary of the Company and one or more vendors or lessors of equipment or other capital assets to the Company or any of its Restricted Subsidiaries (or any affiliate of any such vendor or lessor) providing financing for the acquisition by the Company or any such Restricted Subsidiary of equipment or other capital assets from any such vendor or lessor.

              "Voting Stock" means Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

              "Wholly-Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person 99% or more of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly-Owned Restricted Subsidiaries of such Person.

2.     RANKING.

              The Exchangeable Preferred Stock shall rank, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company, (i) senior to the Corporation's 7% Series F Convertible Redeemable Preferred Stock, the Company's Series C Cumulative Convertible Participating Preferred Stock, the Company's Series D Cumulative Convertible Participating Preferred Stock, the Company's 6 1/2% Series B Cumulative Convertible Preferred Stock and all classes of common stock of the Company, and to each other class of capital stock or series of preferred stock established after June 3, 1998 by the Board of Directors the terms of which do not expressly provide that it ranks senior to or on a parity with the Exchangeable Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to with the common stock of the Company as "Junior Securities"); (ii) on a parity with the Company's 14% Series A Senior Exchangeable Redeemable Preferred Shares with any additional shares of Exchangeable Preferred Stock issued by the Company in the future and any other class of capital stock or series of preferred stock issued by the Company in the future and any other class of capital stock or series of preferred stock issued by the Company established after the date of the Offering Memorandum by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Exchangeable Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Securities"); and (iii) junior to each class of capital stock or series of preferred stock issued by the Company established after June 16, 2000 by the Board of Directors the terms of which expressly provide that such class or series will rank senior to the Exchangeable Preferred Stock as to dividend distributions and distributions upon liquidation, winding- up and dissolution of the Company (collectively referred to as "Senior Securities").

3.     DIVIDENDS.

              (a) The holders of shares of the Exchangeable Preferred Stock shall be entitled to receive, when, as and if dividends are declared by the Board of Directors out of funds of the Company legally available therefor, cumulative preferential dividends from the Issue Date accumulating at the rate of 13 1/2% of the Liquidation Preference per share per annum, payable quarterly in arrears on each March 1, June 1, September 1 and December 1 of each year or, if any such date is not a Business Day, on the next succeeding Business Day (each, a "Dividend Payment Date"), to the holders of record as of the next preceding February 15, May 15, August 15 and November 15 (each, a "Record Date"). Dividends may be paid, at the Company's option, by the issuance of additional shares of Exchangeable Preferred Stock (including fractional shares, provided, that the Company may, at its option, pay cash in lieu of issuing fractional shares) having an aggregate Liquidation Preference equal to the amount of such dividends; provided that after June 1, 2003, to the extent and so long as the Company is not precluded from paying dividends on the Exchangeable Preferred Stock by the terms of any agreement or instruments governing and then outstanding, the Company shall pay dividends in cash. The issuance of such additional shares of Exchangeable Preferred Stock shall constitute "payment" of the related dividend for all purposes of this Certificate of Designation. The first dividend payment of Exchangeable Preferred Stock shall be payable on September 1, 1998. Dividends payable on the Exchangeable Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30- day months and will be deemed to accumulate on a daily basis on the Liquidation Preference of the Exchangeable Preferred Stock.

              (b) Dividends on the Exchangeable Preferred Stock shall accrue whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the period to which they relate. The Company shall take all actions required or permitted under the Delaware General Corporation Law (the "DGCL") to permit the payment of dividends on the Exchangeable Preferred Stock, including, without limitation, through the revaluation of its assets in accordance with the DGCL, to make or keep funds legally available for the payment of dividends.

              (c) No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Exchangeable Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Exchangeable Preferred Stock. Unless full cumulative dividends on all outstanding shares of Exchangeable Preferred Stock for all past dividend periods shall have been declared and paid, or declared and a sufficient sum for the payment thereof set apart, then: (i) no dividend (other than a dividend payable solely in shares of any Junior Securities) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities; (ii) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities, other than a distribution consisting solely of Junior Securities;
(iii) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of other Junior Securities) by the Company or any of its Subsidiaries; and (iv) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities by the Company or any of its Subsidiaries. Holders of the Exchangeable Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as herein described.

4.     LIQUIDATION RIGHTS.

              Upon any voluntary or involuntary liquidation, dissolution or winding- up of the Company or reduction or decrease in its capital stock resulting in a distribution of assets to the holders of any class or series of the Company's capital stock, each holder of shares of the Exchangeable Preferred Stock will be entitled to payment out of the assets of the Company available for distribution of an amount equal to the Liquidation Preference per share of Exchangeable Preferred Stock held by such holder, plus accrued and unpaid dividends and Liquidated Damages (as defined in the Registration Rights Agreement), if any, to the date fixed for liquidation, dissolution, winding-up or reduction or decrease in capital stock, before any distribution is made on any Junior Securities, including, without limitation, common stock of the Company. After payment in full of the Liquidation Preference and all accumulated dividends and Liquidated Damages, if any, to which holders of Exchangeable Preferred Stock are entitled, such holders will not be entitled to any further participation in any distribution of assets of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Exchangeable Preferred Stock and all other Parity Securities are not paid in full, the holders of the Exchangeable Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and accumulated and unpaid dividends and Liquidated Damages, if any, to which each is entitled. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more Persons will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Company or reduction or decrease in capital stock, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of the Company or reduction or decrease in capital stock.

5.     REDEMPTION BY THE COMPANY.

              (a) On June 1, 2010 (the "Mandatory Redemption Date"), the Company shall be required to redeem (subject to the legal availability of funds therefor) all outstanding shares of Exchangeable Preferred Stock at a price in cash equal to the Liquidation Preference thereof, plus accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial dividend period) and Liquidated Damages, if any, to the date of redemption. The Company shall not be required to make sinking fund payments with respect to the Exchangeable Preferred Stock. The Company shall take all actions required or permitted under the DGCL to permit such redemption.

              (b) Except as set forth below, the Exchangeable Preferred Stock may not be redeemed at the option of the Company prior to June 1, 2003. The Exchangeable Preferred Stock will be subject to redemption at any time on or after June 1, 2003, at the option of the Company, in whole or in part, at the Application Redemption Price. In addition, at any time prior to June 1, 2001, the Company may use the net proceeds of one or more Public Equity Offerings or the sale of Common Stock (other than Disqualified Stock) of the Company to a Strategic Investor in a single transaction or a series of related transactions, to redeem up to an aggregate of 35% of the shares of Exchangeable Preferred Stock then outstanding (whether initially issued or issued in lieu of cash dividends) at a redemption price equal to 113 1/2% of the Liquidation Preference per share, plus accumulated and unpaid dividends thereon and Liquidated Damages, if any, to the redemption date; provided that at least 65% of the shares of Exchangeable Preferred Stock initially issued remains outstanding immediately after the occurrence of such redemption. In order to effect the foregoing redemption, the Company must mail a notice of redemption no later than 45 days after the related Public Equity Offering and must consummate such redemption within 60 days of the closing of the Public Equity Offering.

              (c) In case of redemption of less than all of the shares of Exchangeable Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata or by lot as determined by the Company in its sole discretion.

              (d) Notice of any redemption shall be sent by or on behalf of the Company not less than 30 nor more than 60 days prior to the date specified for redemption in such notice (including the Mandatory Redemption Date, the "Redemption Date"), by first class mail, postage prepaid, to all holders of record of the Exchangeable Preferred Stock at their last addresses as they shall appear on the books of the Company; provided, however, that no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Exchangeable Preferred Stock except as to the holder to whom the Company has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Exchangeable Preferred Stock may be listed or admitted to trading, such notice shall state: (i) whether such redemption is being made pursuant to the optional or the mandatory redemption provisions hereof; (ii) the Redemption Date; (iii) the Applicable Redemption Price; (iv) the number of shares of Exchangeable Preferred Stock to be redeemed and, if less than all shares held by such holder are to be redeemed, the number of such shares to be redeemed; (v) the place or places where certificates for such shares are to be surrendered for payment of the Applicable Redemption Price, including any procedures applicable to redemptions to be accomplished through book-entry transfers; and (vi) that dividends on the shares to be redeemed will cease to accumulate on the Redemption Date. Upon the mailing of any such notice of redemption, the Company shall become obligated to redeem at the time of redemption specified thereon all shares called for redemption.

              (e) If notice has been mailed in accordance with Section 5(d) above and provided that on or before the Redemption Date specified in such notice, all funds necessary for such redemption shall have been set aside by the Company, separate and apart from its other funds in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, dividends on the shares of the Exchangeable Preferred Stock so called for redemption shall cease to accumulate, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Exchangeable Preferred Stock, and all rights of the Holders thereof as stockholders of the Company (except the right to receive from the Company the Applicable Redemption Price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such shares shall be redeemed by the Company at the Applicable Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the holder thereof.

              (f) Any funds deposited with a bank or trust company for the purpose of redeeming Exchangeable Preferred Stock shall be irrevocable except that:

                     (i) the Company shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

                     (ii) any balance of monies so deposited by the Company and unclaimed by the holders of the Exchangeable Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Company, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Company shall look only to the Company for payment without interest or other earnings.

              (g) No Exchangeable Preferred Stock may be redeemed except with funds legally available for the purpose. The Company shall take all actions required or permitted under the DGCL to permit any such redemption.

              (h) Notwithstanding the foregoing provisions of this Section 5, unless the full cumulative dividends on all outstanding shares of Exchangeable Preferred Stock shall have been paid or contemporaneously are declared and paid for all past dividend periods, none of the shares of Exchangeable Preferred Stock shall be redeemed unless all outstanding shares of Exchangeable Preferred Stock are simultaneously redeemed.

              (i) All shares of Exchangeable Preferred Stock redeemed pursuant to this Section 5 shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series and may thereafter be reissued as shares of any series of preferred stock other than shares of Exchangeable Preferred Stock.

6.     EXCHANGE.

              (a) The Company may, at its option, on any Dividend Payment Date, exchange, in whole, but not in part, the then outstanding shares of Exchangeable Preferred Stock for Debentures with a principal amount equal to the aggregate Liquidation Preference of the Exchangeable Preferred Stock to be issued pursuant to an indenture (the "Indenture") in substantially the form of Exhibit A (as such form of Indenture may be amended from time to time and delivered to the Transfer Agent) to the certificate of the Company dated June 8, 1998 provided to the Transfer Agent setting forth the form of Indenture to be entered into and dated on or as of such Dividend Payment Date between the Company and a trustee to be named by the Company (the "Trustee"); provided, that on the date of such exchange (i) there are no accumulated and unpaid dividends and Liquidated Damages, if any, on the Exchangeable Preferred Stock (including the dividends payable on such date) or other contractual impediments to such exchange; (ii) there shall be legally available funds sufficient therefor; (iii) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Indenture) would exist under the Indenture or would be caused thereby and; (iv) the Indenture has been qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), if such qualification is required at the time of exchange; and (v) the Company shall have delivered a written opinion of counsel to the Trustee (as defined) to the effect that all conditions to be satisfied prior to such exchange have been satisfied and otherwise as to the matters described in Section 6(e).

              (b) Upon any exchange pursuant to the preceding paragraph, holders of outstanding Exchangeable Preferred Stock will be entitled to receive, subject to the second succeeding sentence of this paragraph, $1.00 principal amount of Debentures for each $1.00 of the aggregate Liquidation Preference of Exchangeable Preferred Stock held by them. The Debentures will be issued in registered form, without coupons. The Debentures shall be issuable in principal amounts of $1,000 and integral multiples thereof to the extent possible, and shall also be issuable in principal amounts less than $1,000 so that each holder of Exchangeable Preferred Stock will receive certificates representing the entire amount of Debentures to which such holder's shares of Exchangeable Preferred Stock entitle such holder. Notice of the intention to exchange shall be sent by or on behalf of the Company not more than 60 days nor less than 30 days prior to the date fixed for the exchange (the "Exchange Date"), by first class mail, postage prepaid, to each holder of record of Exchangeable Preferred Stock at its registered address. In addition to any information required by law or by the applicable rules of any exchange upon which the Exchangeable Preferred Stock may be listed or admitted to trading, such notice shall state: (i) the Exchange Date; (ii) the place or places where certificates for such shares are to be surrendered for exchange, including any procedures applicable to exchanges to be accomplished through book-entry transfers; and (iii) that dividends on the shares of Exchangeable Preferred Stock to be exchanged will cease to accumulate on the Exchange Date.

              (c) A holder delivering Exchangeable Preferred Stock for exchange shall not be required to pay any taxes or duties in respect of the issue or delivery of Debentures on exchange but shall be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue or delivery of the Debentures in a name other than that of the holder of the Exchangeable Preferred Stock. Certificates representing Debentures shall not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

              (d) If notice of any exchange has been properly given, and if on or before the Exchange Date the Debentures have been duly executed and authenticated and an amount in cash or additional shares of Exchangeable Preferred Stock (as applicable) equal to all accumulated and unpaid dividends and Liquidated Damages, if any, thereon to the Exchange Date has been deposited with the Transfer Agent, then on and after the close of business on the Exchange Date, the shares of Exchangeable Preferred Stock to be exchanged shall no longer be deemed to be outstanding and may thereafter be issued in the same manner as the other authorized but unissued preferred stock, but not as Exchangeable Preferred Stock, and all rights of the holders thereof as stockholders of the Company shall cease, except the right of the holders to receive upon surrender of their certificates the Debentures and all accrued interest, if any, thereon to the Exchange Date.

              (e) As a condition to the exercise of the exchange rights described in this Section 6, the Company shall deliver a written opinion of counsel to the Trustee as to the due authorization, execution, delivery and enforceability of both the Debentures and the Indenture and as to the compliance by the Company with the provisions hereof.

7.     VOTING RIGHTS.

              (a) The holders of record of shares of the Exchangeable Preferred Stock shall have no voting rights, except as required by law and as hereinafter provided in this Section 7.

              (b)    Upon:

                     (i) the accumulation of dividends remaining unpaid either in cash or by the issuance of additional shares of Exchangeable Preferred Stock on the outstanding Exchangeable Preferred Stock in an amount equal to six (6) quarterly dividends (whether or not consecutive);

                     (ii) the failure of the Company to satisfy any mandatory redemption or repurchase obligation (including, without limitation, pursuant to any required Change of Control Offer (as defined)) with respect to the Exchangeable Preferred Stock;

                     (iii) the failure of the Company to make a Change of Control Offer on the terms and in accordance with the provisions described below in Section 8 hereof;

                     (iv) the failure of the Company to comply with any of the other covenants or agreements set forth in this Certificate of Designation and the continuance of such failure for 60 consecutive days or more after notice from the holders of at least 25% of the Exchangeable Preferred Stock; or

                     (v) any (i) default by the Company or any Subsidiary in the payment of the principal, premium, if any, or interest has occurred with respect to amounts in excess of $5.0 million under any agreement, indenture or instrument evidencing Indebtedness when the same shall become due and payable in full and such default shall have continued after any applicable grace period and shall not have been cured or waived and, if not already matured at its final maturity in accordance with its terms, the holder of such Indebtedness shall have the right to accelerate such Indebtedness or (ii) event of default as defined in any agreement, indenture or instrument of the Company evidencing Indebtedness in excess of $5.0 million shall have occurred and the Indebtedness thereunder, if not already matured at its final maturity in accordance with its terms, shall have been accelerated (each of the events described in clauses (i), (ii), (iii), (iv) and (v) being referred to herein as a "Voting Rights Triggering Event");

                     (vi) then the holders of a majority of the outstanding shares of Exchangeable Preferred Stock, voting as a separate single class, shall be entitled to elect two members to the Board of Directors of the Company and the number of members of the Company's Board of Directors shall be immediately and automatically increased by two. The voting rights provided for in this Section 7 shall be the exclusive remedy for the holders of the Exchangeable Preferred Stock for any violation by the Company of its obligations under this Certificate of Designation that constitutes an Event of Default.

              (c) Whenever such voting right shall have vested, such right may be exercised initially either at a special meeting of the holders of Exchangeable Preferred Stock, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at such annual meetings or by the written consent of the holders of exchangeable Preferred Stock. Such right of the holders of Exchangeable Preferred Stock to elect directors may be exercised until (i) all dividends in arrears shall have been paid in full and (ii) all other Voting Rights Triggering Events have been cured or waived, at which time the term of such directors previously elected shall thereupon terminate, and such directors shall be deemed to have resigned.

              (d) At any time when such voting right shall have vested in the holders of Exchangeable Preferred Stock and if such right shall not already have been initially exercised, a proper officer of the Company shall, upon the written request of holders of record of 25% or more of the Exchangeable Preferred Stock then outstanding, addressed to the Secretary of the Company, call a special meeting of holders of Exchangeable Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Company or, if none, at a place designated by the Secretary of the Company. If such meeting shall not be called by the proper officers of the Company within 30 days after the personal service of such written request upon the Secretary of the Company, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Company at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of 25% of the shares of Exchangeable Preferred Stock then outstanding may designate in writing a holder of Exchangeable Preferred Stock to call such meeting at the expense of the Company, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the place for holding annual meetings of the Company or, if none, at a place designated by such holder. Any holder of Exchangeable Preferred Stock that would be entitled to vote at such meeting shall have access to the stock books of the Company for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this Section 7. Notwithstanding the provisions of this paragraph, however, no such special meeting shall be called if any such request is received less than 90 days before the date fixed for the next ensuing annual or special meeting of stockholders.

              (e) If any director so elected by the holders of Exchangeable Preferred Stock shall cease to serve as a director before his term shall expire, the holders of Exchangeable Preferred Stock then outstanding may, at a special meeting of the holders called as provided above, elect a successor to hold office for the unexpired term of the director whose place shall be vacant.

8.     CHANGE OF CONTROL.

              (a) If a Change of Control shall occur at any time, then, subject to Section 8(f), each holder of Exchangeable Preferred Stock shall have the right to require that the Company purchase such holder's Exchangeable Preferred Stock in whole or in part in integral multiples of $1,000, at a purchase price (the "Change of Control Purchase Price") in cash, in an amount equal to 101% of the principal amount of such Exchangeable Preferred Stock or portion thereof, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below in this Section 8 (the "Change of Control Offer").

              (b) The Change of Control Offer shall include all instructions and materials necessary to enable holders to tender their shares of Exchangeable Preferred Stock.

              (c) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Exchangeable Preferred Stock as a result of a Change of Control.

              (d) Within 30 days following any Change of Control, the Company shall mail a notice to each holder stating:

                     (i) that the Change of Control Offer is being made pursuant to this Section 8, that all shares of Exchangeable Preferred Stock tendered will be accepted for payment, the date of such event and the circumstances and relevant facts regarding such Change of Control;

                     (ii) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or such later date as is necessary to comply with the Exchange Act (the "Change of Control Payment Date");

                     (iii) that any share of Exchangeable Preferred Stock not tendered will continue to accumulate dividends;

                     (iv) that, unless the Company fails to pay the Change of Control Payment, all shares of Exchangeable Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accumulate dividends after the Change of Control Payment Date;

                     (v) that holders electing to have any shares of Exchangeable Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender the shares of Exchangeable Preferred Stock, with the form entitled "Option of Holder to Elect Purchase" which shall be included with the Notice of Change of Control completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

                     (vi) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the number of shares of Exchangeable Preferred Stock delivered for purchase, and a statement that such holder is withdrawing his election to have such shares purchased; and

                     (vii) the circumstances and relevant facts regarding such Change of Control (including, but not limited to, information with respect to pro forma historical financial information after giving effect to such Change of Control and information regarding the Person or Persons acquiring control).

              (e) On the Change of Control Payment Date, the Company shall, to the extent lawful, (i) accept for payment all shares of Exchangeable Preferred Stock or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all shares of Exchangeable Preferred Stock or portions thereof so tendered and (iii) deliver or cause to be delivered to the Transfer Agent the shares of Exchangeable Preferred Stock so accepted together with an Officers' Certificate stating the aggregate Liquidation Preference of the shares of Exchangeable Preferred Stock or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to each holder of Exchangeable Preferred Stock so tendered the Change of Control Payment for such Exchangeable Preferred Stock, and the Transfer Agent shall promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new certificate representing the shares of Exchangeable Preferred Stock equal in Liquidation Preference amount to any unpurchased portion of the shares of Exchangeable Preferred Stock surrendered, if any. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

              (f) The Company shall not be required to make a Change of Control Offer upon a Change of Control if either (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 8 applicable to a Change of Control Offer made by the Company and purchases all shares of Exchangeable Preferred Stock validly tendered and not withdrawn under such Change of Control Offer or (ii) the date on which such Change of Control Offer would otherwise be required to be made is on or prior to the Existing Senior Notes Maturity Date.

              (g) If the date on which a Change of Control Offer otherwise would be required to be made is on or prior to the Existing Senior Notes Maturity Date, then, in lieu of any such Change of Control Offer, holders of two-thirds of the Exchangeable Preferred Stock will be entitled to designate an Independent Financial Advisor (as defined below) to determine, within 20 days of such designation, in the opinion of such firm, the appropriate dividend rate that the Exchangeable Preferred Stock should bear so that, after such reset, the Exchangeable Preferred Stock would have a market value of 101% of the Liquidation Preference. If, for any reason and within 15 days of the designation of an Independent Financial Advisor by the holders, such Independent Financial Advisor is unacceptable to the Company, the Company may designate a second Independent Financial Advisor to determine, within 15 days of such designation, in its opinion, such an appropriate reset dividend rate for the Exchangeable Preferred Stock. In the event that the two Independent Financial Advisors cannot agree, within 25 days of the designation of an Independent Financial Advisor by the holders of two-thirds of the Exchangeable Preferred Stock, on the appropriate reset dividend rate, the two Independent Financial Advisors shall, within 10 days of such 25th day, designate a third Independent Financial Advisor, which, within 15 days of designation, will determine, in its opinion, such an appropriate reset rate which is between the two rates selected by the first two Independent Financial Advisors; provided, however, that the reset rate shall in no event be less than 13 1/2% per annum nor greater than 15 1/2% per annum. The reasonable fees and expenses, including reasonable fees and expenses of legal counsel, if any, and customary indemnification, of each of the three above-referenced Independent Financial Advisors shall be borne by the Company. Upon the determination of the reset rate, the Exchangeable Preferred Stock shall accrue and cumulate dividends at the reset rate as of the date of occurrence of the Change of Control.

"Independent Financial Advisor" means a United States investment banking firm of national standing in the United States which does not, and whose directors, officers and employees or affiliates do not, have a direct or indirect financial interest in the Company.

9.     CERTAIN COVENANTS

              (a)    Limitation on Consolidated Debt

              The Company may not, and may not permit any Restricted Subsidiary of the Company to, Incur any Debt unless either (a) the ratio of: (i) the aggregate consolidated principal amount of Debt of the Relevant Entity outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred since such balance sheet date and the receipt and application of the proceeds thereof to (ii) Consolidated Cash Flow Available for Fixed Charges for the four full fiscal quarters next preceding the Incurrence of such Debt for which consolidated financial statements are available, determined on a pro forma basis as if (x) any such Debt had been Incurred and the proceeds thereof had been applied at the beginning of such four fiscal quarters; (y) the net income (or loss) for such period of any Person or related to any assets disposed of by the Relevant Entity or a Restricted Subsidiary of the Relevant Entity prior to the end of such period had been excluded from Consolidated Net Income; and (z) the net income (or loss) for such period of any Person or related to any assets acquired by the Relevant Entity or any Restricted Subsidiary prior to the end of such period had been included in Consolidated Net Income, would be less than 5.5 to 1 for such four-quarter periods ending on or prior to December 31, 1999 and
5.0 to 1 for such periods ending thereafter; or (b) the Relevant Entity's Consolidated Capital Ratio as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt, any issuance of Capital Stock (other than Disqualified Stock) since such balance sheet date, any increase in paid in-capital (other than in respect of Disqualified Stock) since such balance sheet date and the Incurrence of any other Debt since such balance sheet date and the receipt and application of the proceeds thereof, is less than 2.0 to 1.

              Notwithstanding the foregoing limitation, the Company and any Restricted Subsidiary may Incur the following:

                     (i) Debt under any one or more Bank Credit Agreements or Vendor Financing Facilities in an aggregate principal amount at any one time not to exceed the greater of: (x) $250 million and (y) 85% of the Eligible Receivables, and any renewal, extension, refinancing or refunding thereof in an amount which, together with any principal amount remaining outstanding or available under all Bank Credit Agreements and Vendor Financing Facilities of the Company and its Restricted Subsidiaries, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of any Bank Credit Agreement so refinanced plus the amount of expenses incurred in connection with such refinancing, does not exceed the aggregate principal amount outstanding or available under all such Bank Credit Agreements and Vendor Financing Facilities of the Company and its Restricted Subsidiaries immediately prior to such renewal, extension, refinancing or refunding;

                     (ii) Purchase Money Debt Incurred to finance the construction, acquisition or improvement of Telecommunications Assets, PROVIDED that the net proceeds of such Purchase Money Debt do not exceed 100% of the cost of construction, acquisition or improvement price of the applicable Telecommunications Assets;

                     (iii) Debt owed by the Company to any Restricted Subsidiary of the Company or Debt owed by a Restricted Subsidiary of the Company to the Company or a Restricted Subsidiary of the Company; PROVIDED, HOWEVER, that upon either (x) the transfer or other disposition by such Restricted Subsidiary or the Company of any Debt so permitted to a Person other than the Company or another Restricted Subsidiary of the Company or (y) the issuance (other than directors' qualifying shares), sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Restricted Subsidiary as a result of which the obligor of such Debt ceases to be a Restricted Subsidiary, the provisions of this clause (iii) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such transfer or other disposition;

                     (iv) Debt Incurred to renew, extend, refinance or refund (each, a "refinancing") Debt of the Relevant Entity and any of its Restricted Subsidiaries outstanding at the Merger Effective Date (after giving effect to the Merger) or Incurred by the Relevant Entity pursuant to the preceding paragraph or clause (ii) of this paragraph in an aggregate principal amount not to exceed the aggregate principal amount of and accrued interest on the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the amount of expenses of the Company incurred in connection with such refinancing.

                     (v) Debt consisting of Permitted Interest Rate and Currency Protection Agreements;

                     (vi) subordinated Debt invested by: (a) a group of employees of the Company, which includes the Chief Executive Officer of the Company, who own, directly or indirectly, through an employee stock ownership plan or arrangement, shares of the Company's Capital Stock or
       (b) any other Person that controls the Company (i) on the Merger Effective Date (after giving effect to the Merger) or (ii) after a Change of Control, PROVIDED that the Company is not in default with respect to its obligations under Paragraph 8;

                     (vii) Debt consisting of performance and other similar bonds and reimbursement obligations Incurred in the ordinary course of business securing the performance of contractual, franchise or license obligations of the Company or a Restricted Subsidiary, or in respect of a letter of credit obtained to secure such performance; and

                     (viii) Debt not otherwise permitted to be Incurred pursuant to clauses (i) through (vii) above, which, together with any other outstanding Debt Incurred pursuant to this clause (ix), has an aggregate principal amount (or, in the case of Debt issued at a discount, an accreted amount (determined in accordance with generally accepted accounting principles) at the time of Incurrence) not in excess of $10 million at any time outstanding.

              For purposes of determining compliance with this Paragraph (a), in the event that an item of Debt meets the criteria of more than one of the types of Debt the Company is permitted to incur pursuant to the foregoing clauses (i) through (ix) or the first paragraph of this Paragraph 9(a), the Company shall have the right, in its sole discretion, to classify such item of Debt and shall only be required to include the amount and type of such Debt under the clause or paragraph permitting the Debt as so classified. The determination of any particular amount of Debt under such covenant shall be made without duplication for Guarantees or Liens supporting Debt otherwise included in the determination of a particular amount.

              (b)    Limitation On Restricted Payments

              The Company:

                     (i) may not, directly or indirectly, declare or pay any dividend, or make any distribution, in respect of its Capital Stock or to the holders thereof (in their capacity as such), excluding any dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Disqualified Stock);

                     (ii) may not, and may not permit any Restricted Subsidiary to, purchase, redeem, or otherwise retire or acquire for value: (a) any Capital Stock of the Company or any Related Person of the Company; or (b) any options, warrants or rights to purchase or acquire shares of Capital Stock of the Company or any Related Person of the Company or any securities convertible or exchangeable into shares of Capital Stock of the Company or any Related Person of the Company;

                     (iii) may not make, or permit any Restricted Subsidiary to make, any Investment in, or payment on a Guarantee of any obligation of, any Person, other than the Company or a Restricted Subsidiary of the Company, except for Permitted Investments; and

                     (iv) may not, and may not permit any Restricted Subsidiary to, redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Debt of the Company which is subordinate in right of payment to Exchangeable Preferred Stock (each of clauses (i) through (iv) being a "Restricted Payment") if: (1) a Default or an Event of Default shall have occurred and is continuing; or (2) upon giving effect to such Restricted Payment, the Company could not Incur at least $1.00 of additional Debt pursuant to the provisions of the first paragraph of Paragraph 9(a); or (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments made by the Relevant Entity from April 25, 1996 exceeds the sum of: (a) 50% of cumulative Consolidated Net Income of the Relevant Entity (or, in the case Consolidated Net Income shall be negative, less 100% of such deficit) since the end of the last full fiscal quarter prior to April 25, 1996 through the last day of the last full fiscal quarter ending immediately preceding the date of such Restricted Payment; plus (b) $5 million; plus (c) 100% of the net reduction in Investments in any Unrestricted Subsidiary since the end of the last full fiscal quarter prior to April 25, 1996 resulting from payments of interest on Debt, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Relevant Entity or any Restricted Subsidiary of the Relevant Entity from such Unrestricted Subsidiary (except to the extent that any such payment is included in the calculation of Consolidated Net Income) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries; PROVIDED that the amount included in this clause (c) shall not exceed the amount of Investments previously made by the Relevant Entity and its Restricted Subsidiaries in such Unrestricted Subsidiary; PROVIDED, FURTHER, that the Relevant Entity or a Restricted Subsidiary of the Relevant Entity may make any Restricted Payment with the aggregate net proceeds received by the Relevant Entity after April 25, 1996, including the fair value of property other than cash (determined in good faith by the Board of Directors), as capital contributions to the Relevant Entity or from the issuance (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Relevant Entity and warrants, rights or options on Capital Stock (other than Disqualified Stock) of the Relevant Entity and the principal amount of Debt of the Relevant Entity that has been converted into Capital Stock (other than Disqualified Stock and other than by a Restricted Subsidiary) of the Relevant Entity after April 25, 1996. Notwithstanding the foregoing, (i) the Company may pay any dividend on Capital Stock of any class within 60 days after the declaration thereof if, on the date when the dividend was declared, the Company could have paid such dividend in accordance with the foregoing provisions; (ii) the Company may repurchase any shares of its Common Equity or options to acquire its Common Equity from Persons who were formerly officers or employees of the Company, PROVIDED that the aggregate amount of all such repurchases made pursuant to this clause
       (ii) shall not exceed $2 million, plus the aggregate cash proceeds received by the Relevant Entity since April 25, 1996 from issuances of its Common Equity or options to acquire its Common Equity to members, officers, managers, directors and employees of the Company or any of its Subsidiaries; (iii) the Company and its Restricted Subsidiaries may refinance any Debt otherwise permitted by clause (iv) of the second paragraph of Paragraph 9(a); and (iv) the Company and its Restricted Subsidiaries may retire or repurchase any Capital Stock or Subordinated Debt of the Company in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Capital Stock (other than Disqualified Stock) of the Company. If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted hereunder, such Restricted Payment shall be deemed to have been made in compliance with terms hereof notwithstanding any subsequent adjustments made in good faith to the Company financial statements affecting Consolidated Net Income for any period.

              In determining the aggregate amount expended or available for Restricted Payments in accordance with clause (3) of the first paragraph above,
(1) no amounts expended
under clauses (iii) or (iv) of the immediately preceding paragraph shall be included, (2) 100% of the amounts expended under clauses (i) and (ii) of the immediately preceding paragraph shall be included, and (3) no amount shall be credited in respect of issuances of Capital Stock in transactions under clause
(iv) of the immediately preceding paragraph.

              (c) Limitation On Dividend And Other Payment Restrictions Affecting Restricted Subsidiaries.

              The Company may not, and may not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company (i) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock owned by the Company or any other Restricted Subsidiary of the Company or pay any Debt or other obligation owed to the Company or any other Restricted Subsidiary; (ii) to make loans or advances to the Company or any other Restricted Subsidiary; or
(iii) to transfer any of its property or assets to the Company or any other Restricted Subsidiary. Notwithstanding the foregoing, the Company may, and may permit any Restricted Subsidiary to, suffer to exist any such encumbrance or restriction: (a) pursuant to any agreement of the Relevant Entity in effect on the Merger Effective Date (after giving effect to the Merger); (b) pursuant to an agreement relating to any Acquired Debt, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries; (c) pursuant to any one or more Bank Credit Agreements or Vendor Financing Facilities (and renewals, extensions, refinancings or refundings thereof) which is permitted to be outstanding under clause (i) or (ii) of Paragraph 9(a), PROVIDED that such restriction is consistent with, and not materially more restrictive (as conclusively determined in good faith by the Chief Financial Officer of the Company), taken as a whole, than, comparable provisions included in similar agreements or facilities extended to comparable credits engaged in the Telecommunications Business and PROVIDED FURTHER that, in the case of any such Bank Credit Agreement or Vendor Financing Facility entered into by a Restricted Subsidiary under clause (ii) of Paragraph 9(a), such encumbrances or restrictions do not prohibit dividends, distributions, loans or advances by such Restricted Subsidiary to the Company or another Restricted Subsidiary to the extent that the failure to make such distribution, loan or advance would result in the Company defaulting in the payment of principal or interest on its indebtedness; (d) pursuant to an agreement effecting a renewal, refunding or extension of Debt Incurred pursuant to an agreement referred to in clause (a) or
(b) above or (e) below, PROVIDED, HOWEVER, that the provisions contained in such renewal, refunding or extension agreement relating to such encumbrance or restriction are not materially more restrictive (as conclusively determined in good faith by the Chief Financial Officer of the Company), taken as a whole, than the provisions contained in the agreement the subject thereof; (e) in the case of clause (c) above, restrictions contained in any security agreement (including a Capital Lease Obligation) securing Debt of the Company or a Restricted Subsidiary otherwise permitted hereunder, but only to the extent such restrictions restrict the transfer of the property subject to such security agreement; (f) in the case of clause (c) above, customary nonassignment provisions entered into in the ordinary course of business in leases and other agreements; (g) any restriction with respect to a Restricted Subsidiary of the Company imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, provided that consummation of such transaction would not result in a Default or an Event of

Default, that such restriction terminates if such transaction is not consummated and that such consummation or abandonment of such transaction occurs within one year of the date such agreement was entered into; (h) pursuant to applicable law or regulations; (i) pursuant to the terms hereof and the Exchangeable Preferred Stock; or (j) any restriction on the sale or other disposition of assets or property securing Debt as a result of a Permitted Lien on such assets or property.

              (d) Transactions With Affiliates And Related Persons. The Company may not, and may not permit any Restricted Subsidiary of the Company to, enter into any transaction (or series of related transactions) with an Affiliate or Related Person of the Company (other than the Company or a Wholly-Owned Restricted Subsidiary of the Company), including any Investment, but excluding transactions pursuant to employee compensation arrangements approved by the Board of Directors, either directly or indirectly, unless such transaction is on terms no less favorable to the Company or such Restricted Subsidiary than those that could reasonably be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or Related Person and is in the best interests of such Company or such Restricted Subsidiary. For any transaction that involves in excess of $1 million but less than or equal to $15 million, the Chief Executive Officer of the Company shall determine that the transaction satisfies the above criteria and shall evidence such a determination by an Officer's Certificate filed with the Transfer Agent. For any transaction that involves in excess of $15 million, the Company shall also either (x) obtain the approval of the transaction from the Board of Directors including a majority of the disinterested members of the Board of Directors or (y) obtain an opinion from a nationally recognized investment bank or other expert with experience in appraising the terms and conditions, taken as a whole, of the type of transaction (or series of related transactions) for which the opinion is required stating that such transaction (or series of related transactions) is on terms and conditions, taken as a whole, no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or Related Person of the Company, which opinion shall be filed with the Transfer Agent. This covenant shall not apply to Investments by an Affiliate or a Related Person of the Company in the Capital Stock (other than Disqualified Stock) of the Company or any Restricted Subsidiary of the Company.

              (e)    Mergers, Consolidations And Certain Sales Of Assets.

                     (i) The Company may not, in a single transaction or a series of related transactions, (A) consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into the Company (other than a consolidation or merger of a Wholly-Owned Restricted Subsidiary organized under the laws of a State of the United States into the Company), or (B) directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of its assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries taken as a whole and provided that the creation of a Lien on or in any of its assets shall not in and of itself constitute the transfer, sale, lease or disposition of the assets subject to the Lien), unless: (1) in a transaction in which the Company does not survive or in which the Company sells, leases or otherwise disposes of all or substantially all of its assets to any other Person, the successor entity to the Company shall be a corporation organized under the laws of the United States of America or any State thereof or the District of Columbia and shall expressly assume all the obligations of the Company under the Exchangeable Preferred Stock; (2) immediately after giving pro forma effect to such transaction as if such transaction had occurred at the beginning of the last full fiscal quarter immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation and treating any Debt which becomes an obligation of the Company or a Subsidiary as a result of such transaction as having been Incurred by the Company or such Subsidiary at the time of the transaction, no Voting Rights Triggering Event shall have occurred and be continuing; and (3) immediately after giving effect to such transaction, the Consolidated Net Worth of the Company (or other successor entity to the Company) is equal to or greater than that of the Company immediately prior to the transaction.

                     (ii) In the event of any transaction (other than a lease) described in and complying with the immediately preceding paragraph in which the Company is not the surviving Person and the surviving Person assumes all the obligations of the Company under the Exchangeable Preferred Stock, such surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company, and the Company will be discharged from its obligations hereunder and the Exchangeable Preferred Stock; PROVIDED that solely for the purpose of calculating amounts under Paragraph 9(c)(iv)(3), any such surviving Person shall only be deemed to have succeeded to and be substituted for the Company with respect to the period subsequent to the effective time of such transaction, and the Company (before giving effect to such transaction) shall be deemed to be the "Company" for such purposes for all prior periods.

              (f)    Provision of Financial Statements.

              Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) if the Company were so subject, such documents to be filed with the Commission on or prior to the date (the "Required Filing Date") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (x) within 15 days of each Required Filing Date transmit by mail to all holders, as their names and addresses appear in the security register, without cost to such holders copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company were subject to either of such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder at the Company's cost. So long as any of the Series A Preferred Stock remain outstanding, the Company will make available to any prospective purchaser of Series A Preferred Stock or beneficial owner of Series A Preferred Stock in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as the Company has either exchanged the Series A Preferred Stock for securities identical in all material respects which have been registered under the Securities Act or until such time as the holders thereof have disposed of such Series A Preferred Stock pursuant to an effective registration statement under the Securities Act.

10.    AMENDMENT.

              (a) The Company shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of Exchangeable Preferred Stock then outstanding (with shares held by the Company or any of its Affiliates not being considered to be outstanding for this purpose) voting or consenting as the case may be, as one class:

                     (i) authorize, create (by way of reclassification or otherwise) or issue any Senior Securities or any obligation or security convertible or exchangeable into or evidencing the right to purchase, shares of any class or series of Senior Securities;

                     (ii) amend or otherwise alter this Certificate of Designation (including the provisions of Section 8 hereof) in any manner that adversely affects the specified rights, preferences, privileges or voting rights of holders of Exchangeable Preferred Stock; or

                     (iii) waive any existing Voting Rights Triggering Event or compliance with any provision of this Certificate of Designation; provided, however, that the Company may not amend the Change of Control provisions of this Certificate of Designation (including the related definitions) without the approval of the holders of all of the then outstanding shares of Exchangeable Preferred Stock, voting or consenting, as the case may be, as one class.

              (b) Without the consent of each holder affected, an amendment or waiver of the Company's Certificate of Incorporation or of this Certificate of Designation may not (with respect to any shares of Exchangeable Preferred Stock held by a non-consenting holder):

                     (i) alter the voting rights with respect to the Exchangeable Preferred Stock or reduce the number of shares of Exchangeable Preferred Stock whose holders must consent to an amendment, supplement or waiver;

                     (ii) reduce the Liquidation Preference of or change the Mandatory Redemption Date of any share of Exchangeable Preferred Stock or alter the provisions with respect to the redemption of the Exchangeable Preferred Stock;

                     (iii) reduce the rate of or change the time for payment of dividends on any share of Exchangeable Preferred Stock;

                     (iv) waive the consequences of any failure to pay dividends on the Exchangeable Preferred Stock;

                     (v) make any share of Exchangeable Preferred Stock payable in any form other than that stated in this Certificate of Designation;

                     (vi) make any change in the provisions of this Certificate of Designation relating to waivers of the rights of holders of Exchangeable Preferred Stock to receive the Liquidation Preference and dividends on the Exchangeable Preferred Stock; (vii) waive a redemption payment with respect to any share of Exchangeable Preferred Stock (except as provided with respect to Section 8 hereof); or

                     (vii) make any change in the foregoing amendment and waiver provisions.

              (c) The Company in its sole discretion may without the vote or consent of any holders of the Exchangeable Preferred Stock amend or supplement this Certificate of Designation:

                     (i)    to cure any ambiguity, defect or inconsistency;

                     (ii) to provide for uncertificated Exchangeable Preferred Stock in addition to or in place of certificated Exchangeable Preferred Stock; or

                     (iii) to make any change that would provide any additional rights or benefits to the holders of the Exchangeable Preferred Stock or that does not adversely affect the legal rights under this Certificate of Designation of any such holder. Except as set forth above, the creation, authorization or issuance of, or the increase or decrease in the authorized amount of, capital stock of any class, including any preferred stock, shall not require the consent of the holders of the Exchangeable Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges, special rights or voting rights of holders of shares of Exchangeable Preferred Stock.

11.    EXCLUSION OF OTHER RIGHTS.

              Except as may otherwise be required by law, the shares of ExchaT ngeable Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Certificate of Incorporation. The shares of Exchangeable Preferred Stock shall have no preemptive or subscription rights.

12.    HEADINGS OF SUBDIVISIONS.

              The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

13.    SEVERABILITY OF PROVISIONS.

              If any voting powers, preferences and relative, participating, optional and other special rights of the Exchangeable Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Exchangeable Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Exchangeable Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Exchangeable Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Exchangeable Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

14.    FORM OF EXCHANGEABLE PREFERRED STOCK.

              (a) The Exchangeable Preferred Stock shall initially be issued in the form of one or more Global Securities ("Global Securities"). The Global Securities shall be deposited on the Issue Date with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to as the "Global Security Holder").

              (b) So long as the Global Security Holder is the registered owner of any Exchangeable Preferred Stock, the Global Security Holder will be considered the sole holder under this Certificate of Designation of any shares of Exchangeable Preferred Stock evidenced by the Global Security. Beneficial owners of shares of Exchangeable Preferred Stock evidenced by the Global Security shall not be considered the owners or holders thereof under this Certificate of Designation for any purpose.

              (c) Payments in respect of the Liquidation Preference, dividends and Liquidated Damages, if any, on any Exchangeable Preferred Stock registered in the name of the Global Security Holder on the applicable record date shall be payable by the Company to or at the direction of the Global Security Holder in its capacity as the registered holder under this Certificate of Designation. The Company may treat the persons in whose names Exchangeable Preferred Stock, including the Global Security, are registered as the owners thereof for the purpose of receiving such payments.

              (d) Any person having a beneficial interest in a Global Security may, upon request to the Transfer Agent, exchange such beneficial interest for Exchangeable Preferred Stock in the form of registered definitive certificates (the "Certificated Securities"). Upon any such issuance, the Transfer Agent shall register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). If (i) the Company notifies the holders in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Transfer Agent in writing that it elects to cause the issuance of Exchangeable Preferred Stock in the form of Certificated Securities under this Certificate of Designation, then, upon surrender by the Global Security Holder of its Global Security, Exchangeable Preferred Stock in such form will be issued to each person that the Global Security Holder and the Depositary identify as being the beneficial owner of the related Exchangeable Preferred Stock. Each Certificated Security shall bear a legend in substantially the following form:

              "THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES TO (A) OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY ONLY (1) TO THE COMPANY, (2) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (3) TO A PERSON IT REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (4) TO AN INSTITUTIONAL "ACCREDIT INVESTOR" (AS DEFINED IN RULE 501(a)(1), (2), (3) or (7) OF REGULATION D UNDER THE SECURITIES ACT (AN "IAI") THAT, PRIOR TO SUCH TRANSFER, FURNISHES TO THE TRANSFER AGENT A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE TRANSFER OF THIS SECURITY (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRANSFER AGENT) OR (5) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT (AND BASED ON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS), SUBJECT IN EACH OF THE FOREGOING CASES TO APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THAT IT WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN (A) ABOVE."

              (e) Each Global Security shall bear a legend in substantially the following form:

              "UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR A SECURITY IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. THE DEPOSITARY TRUST COMPANY SHALL ACT AS THE DEPOSITARY UNTIL A SUCCESSOR SHALL BE APPOINTED BY THE COMPANY AND THE TRANSFER AGENT. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK ("DTC"), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS

MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN."

              (f) The shares of Exchangeable Preferred Stock and the Debentures issuable upon exchange thereof will bear a legend to the following effect, unless the Company determines otherwise in compliance with applicable law:

              "THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THE SECURITY EVIDENCED HEREBY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (b) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, OR
(c) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN
(A) ABOVE."

              IN WITNESS WHEREOF, said NEXTLINK Communications, Inc. has caused this Certificate of Designation to be signed by Gary D. Begeman, its Vice President, this 16th day of June, 2000.

                                          NEXTLINK COMMUNICATIONS, INC.

                                          By: /s/ Gary D. Begeman
                                              ----------------------------------
                                               Name: Gary D. Begeman
                                               Title:  Vice President